Exhibit 99.1

Leaf Group Announces New Appointments to Board of Directors

Current Board Member John Pleasants Retires

SANTA MONICA, Calif., Nov. 9, 2020 (GLOBE NEWSWIRE) – Leaf Group Ltd. (NYSE: LEAF), a diversified consumer internet company, today announced the appointment of Rob Krolik and Suzanne Hopgood to Leaf Group’s Board of Directors, effective November 6, 2020. The Company also announced that current Board Member John Pleasants has retired from his position, also effective November 6, 2020.

“I’m thrilled to welcome Rob and Suzanne to Leaf Group as I believe they will bring valuable perspectives to the Board, and I look forward to working with these talented executives,” said Deborah Benton, Chair of the Leaf Group Board of Directors. “With the help of Spencer Stuart, we ran an exhaustive search to find the right fit for Leaf’s Board of Directors, and Rob and Suzanne bring the experience, talent and independence that we were seeking. Both are seasoned leaders with skillsets that will complement those of the current Directors and contribute to creating value for shareholders. It is an exciting time at Leaf Group, having just posted our best revenue growth in over a decade and showing strong momentum toward our 2022 targets, and I’m confident that Rob and Suzanne will help guide the company through this next phase of growth.”

Benton continued, “I’d also like to take this opportunity to thank John for his many years of valuable service to the Company and wish him all the best in his future endeavors.”

Mr. Krolik joins Leaf Group’s Board of Directors with strong corporate governance and financial leadership experience in ecommerce and digital businesses. He currently serves as General Partner and Chief Financial Officer at Burst Capital, and as Board Member and Audit Chair at The RealReal, Board Member and Audit Chair at Sun Basket, and Finance Committee Member at BBYO. He previously served as Chief Financial Officer of Yelp for five years, and held other prior financial leadership roles at Move.com, eBay, and Shopping.com. He also spent three years on the Board of Directors as Audit Committee Chair for Shazam. Mr. Krolik earned a degree in finance from the University of Texas at Austin.

Ms. Hopgood is a seasoned board member and executive with a developed perspective on leading global trends in corporate governance. She currently serves as Managing Member of The Hopgood Group, LLC and as Chairman of the Board for the Capital Region Development Authority. She previously served as Chairman and/or CEO of public and private companies, including Newport Restaurant Group, Del Global Technologies, Houlihan’s Restaurant Group and Furr’s Restaurant Group, and has held corporate governance positions at Mace Security International, Acadia Realty Trust, and Point Blank Solutions, Inc. She also served as Advisory Board Member of Women Corporate Directors and Managing Director, Board Advisory Services of the National Association of Corporate Directors. Ms. Hopgood holds a Bachelor of Science in business from the University of New Hampshire’s Peter T. Paul College of Business and Economics.

About Leaf Group

Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com.

Exhibit 99.1

Investor Contacts
Shawn Milne
SVP Corporate Finance & Investor Relations
310-656-6346
shawn.milne@leafgroup.com

Media Contact
John Christiansen/Matt Reid
Sard Verbinnen & Co
415-618-8750/310-201-2040
LeafGroup-SVC@sardverb.com

Sharna Daduk
VP, Communications
310-917-6405
sharna.daduk@leafgroup.com